UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2021

PRESTIGE CONSUMER HEALTHCARE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32433	20-1297589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 White Plains Road, Tarrytown, New York 10591

(Address of Principal Executive Offices) (Zip Code)

(914) 524-6800

(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, par value $0.01 per share	PBH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2021, Prestige Consumer Healthcare Inc. (the “Company”) and its wholly-owned subsidiary, Prestige Brands, Inc. (the “Borrower”) entered into that certain Amendment No. 6 (the “Term Loan Amendment”) to the Term Loan Credit Agreement (as amended by Amendment No. 1, dated as of February 21, 2013, Amendment No. 2, dated as of September 3, 2014, Amendment No. 3, dated as of May 8, 2015, Amendment No. 4, dated as of January 26, 2017 and Amendment No. 5, dated as of March 21, 2018, the “Term Loan Credit Agreement”), dated as of January 31, 2012, among the Borrower, the Company, the other guarantors from time to time party thereto, each lender from time to time party thereto and Barclays Bank PLC as administrative agent.

The Term Loan Amendment provides for, among other changes, (i) the refinancing of the Borrower’s outstanding term loans and the creation of a new class of Term B-5 Loans under the Term Loan Credit Agreement in an aggregate principal amount of $600 million, (ii) increased flexibility under the Term Loan Credit Agreement and (iii) an interest rate on such Term B-5 Loans that is based, at the Borrower’s option, on a LIBOR rate plus a margin of 2.00% per annum, with a LIBOR floor of 0.50%, or an alternative base rate plus a margin of 1.00% per annum.

The Company intends to use the net proceeds from the Term B-5 Loans to refinance the Borrower’s outstanding term loans and finance the previously announced acquisition of the Akorn Consumer Health business, to pay fees and expenses incurred in connection with these transactions and for general corporate purposes.

The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and which is incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 1, 2021, Medtech Products Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of the Company, completed its previously announced acquisition of the Consumer Health business assets from Akorn Operating Company LLC pursuant to an Asset Purchase Agreement, dated May 27, 2021 (the “Purchase Agreement”), for a purchase price of $230 million in cash, subject to certain closing adjustments specified in the Purchase Agreement. As a result of the purchase, the Company acquired TheraTears® and certain other over-the-counter consumer brands.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Item 7.01 Regulation FD Disclosure.

On July 1, 2021, the Company issued a press release announcing the completion of its acquisition of the Akron Consumer Health business. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 and the exhibit attached hereto is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference into those filings of the Company that provide for the incorporation of all reports and documents filed by the Company under the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit	Description

10.1	Amendment No. 6 to the Term Loan Credit Agreement, dated as of July 1, 2021, among Prestige Consumer Healthcare Inc., Prestige Brands, Inc., the other guarantors from time to time party thereto, each lender from time to time party thereto and Barclays Bank PLC (as successor in interest to Citibank, N.A.), as administrative agent.

99.1	Press Release dated July 1, 2021 announcing the Company's completion of its acquisition of TheraTears

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 1, 2021	PRESTIGE CONSUMER HEALTHCARE INC.

		By:	/s/ Christine Sacco
Name: Christine Sacco
Title: Chief Financial Officer